EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement File No. 333-146874, File No. 333-152684, File No. 333-180393, File No. 333-190117, File No. 333-199095, File No. 333-202943, File No. 333-205136, File No. 333-211534, File No.333-220086, File No. 333-226940, File No. 333-231810, and File No. 333-250124 on Forms S-8 and on File No. 333-206699, File No. 333-217119, File No. 333-225227, File No. 333-227664, and File No. 333-239419, on Forms S-3 of Digital Ally, Inc. of our report dated March 31, 2021, relating to our audits of the consolidated financial statement of Digital Ally, Inc. in this Annual Report on Form 10-K of Digital Ally, Inc. for the year ended December 31, 2020.

/s/ RBSM LLP
RBSM LLP
New York, NY
March 31, 2021